Exhibit 99.1

News Release

Weatherford Appoints New Chief Financial Officer
and Names New President - Region Operations

BAAR, Switzerland, December 15, 2016 – Weatherford International plc (NYSE: WFT) announces the appointment of Mr. Christoph Bausch as Executive Vice President and Chief Financial Officer, effective December 13, 2016. Bringing many years of financial and operational management experience, Mr. Bausch joined the Company in May of 2016 as Vice President and Controller – Product Lines. Previous to his tenure at Weatherford, and since May of 2011, he served as Executive Vice President and Chief Financial officer of Archer Limited, an oilfield services company publicly traded in Norway on the Oslo Stock Exchange. Before his role at Archer Limited, Mr. Bausch served as a Global Finance Director of Transocean, after having a 20-year international career with Schlumberger, where he held senior financial positions in global and regional capacities in the U.S., the U.A.E., France, Mexico, Venezuela and Germany across a number of business segments covering operations, engineering, manufacturing and supply chain. Mr. Bausch holds an M.B.A. degree (“Diplom Kaufmann”) from the University of Mannheim, Germany.

Also effective December 13, 2016, Mr. Frederico Justus has been promoted to the position of President – Region Operations. Mr. Justus joined Weatherford in 2010 and, since May 2015, was Vice President of the Middle East and Africa region. He has over 19 years of oilfield experience across the entire services industry, which includes managing multiple environments and product lines spanning several countries. Mr. Justus is a mechanical and industrial engineer with a degree from the Federal Technical University of Parana, Brazil. His appointment comes as Weatherford's current President – Regional Operations, Mr. Antony J. Branch, leaves the Company. Weatherford is grateful for Mr. Branch’s leadership and contributions over the years.

Both Mr. Bausch and Mr. Justus will report directly to the Chief Executive Officer.

Commenting on the management appointments, Chief Executive Officer, Mr. Krishna Shivram stated “Christoph’s previous experience as a public company CFO, his financial expertise, depth of knowledge in the oil and gas industry as well as leadership capabilities will further help strengthen our focus on financial discipline, cash flow generation and improved cost efficiencies. In addition, we are confident that Frederico, in his new role of President – Region Operations, with his successful track record and many years of direct hands-on experience will have a positive impact and help us reach our objectives and build a stronger Company. The future is full of opportunity for Weatherford, and I very much look forward to working with both Christoph and Frederico to take our company to the next level."

About Weatherford
Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 100 countries and has a network of approximately 1,000 locations, including manufacturing, service, research and development, and training facilities and employs approximately 31,000 people. For more information, visit www.weatherford.com and connect with Weatherford on Facebook, LinkedIn, Twitter and YouTube.

Investor Contact:
Krishna Shivram	+1.713.836.4610
Chief Executive Officer

Karen David-Green	+1.713.836.7430
Vice President – Investor Relations, Corporate Marketing and Communications

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